EXHIBIT 99.1

This statement on Form 4 is filed jointly by each of the undersigned. The principal business address of each of these reporting persons is 100 Federal Street, 20th Floor, Boston, MA 02110.

Name of Designated Filer: Andretti Sponsor LLC

Date of Event Requiring Statement: March 28, 2024

Issuer Name: Zapata Computing Holdings Inc. (ZPTA)

Andretti Sponsor LLC

By:	/s/ William M. Brown
Name:	William M. Brown
Title:	Chief Financial Officer

By:	/s/ William M. Brown, as attorney-in-fact for Michael M. Andretti
Name:	Michael M. Andretti

By:	/s/ William M. Brown, as attorney-in-fact for William J. Sandbrook
Name:	William J. Sandbrook

By:	/s/ William M. Brown
Name:	William M. Brown